Exhibit 10.50

FOURTH AMENDMENT OF ESI 401(k) PLAN

This Fourth Amendment of the ESI 401(k) Plan (the “Plan”) is adopted by ITT Educational Services, Inc. (the “Employer”).

Background

A. Effective May 15, 1998, the Employer amended and completely restated the Plan.

B. The Plan has been amended by a First, Second and Third Amendment.

C. The Employer now wishes to amend the Plan further.

Amendment

1. Effective April 1, 2005, the definition of “Salary” at Section 2.54 is amended to read as follows:

“Salary” shall mean, with respect to an Employee for a Plan Year, the Employee’s wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Company to the extent that the amounts are included in gross income, but excluding bonuses (other than retention bonuses). “Salary” specifically includes retention bonuses and lump sum vacation pay, and specifically excludes curriculum development pay, settlement agreement pay, lieu of notice pay, short term disability pay and severance pay. “Salary” also includes amounts contributed by the Company pursuant to a salary reduction agreement that are not includible in the gross income of the Member under section 125, 457, 402(h), 403(b), or 402(e)(3) of the Code, and Employee contributions described in section 414(h)(2) of the Code that are treated as Employer contributions. Salary does not include, whether or not included in gross income, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses (including settling in allowances), nonqualified deferred compensation, welfare benefits, or amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture. Salary shall not exceed the limit described at Section 18.4.

2. Effective March 28, 2005, Sections 11.1(b) and (c) are amended to read as follows:

(b) In lieu of a distribution as described in paragraph (a) above, a Member or Deferred Member whose Vested Share exceeds $1,000, may, in accordance with procedures prescribed by the Committee, elect to have the distribution of his or her Vested Share commence as of any Valuation Date coincident with or following his or her Termination of Employment that is before the date described in paragraph (a) above.

(c) In the case of the death of a Member or Deferred Member before payment of his or her Accounts commences, the Vested Share of his or her Accounts shall be distributed to his or her Beneficiary as soon as administratively practicable following the Member’s or Deferred Member’s date of death. Notwithstanding the foregoing, the Beneficiary of a Member or Deferred Member whose Vested Share of his or her Accounts, as of the Valuation Date coincident with or next following the Member’s or Deferred Member’s date of death, exceeds $1,000 may elect to defer receipt of the Member’s or Deferred Member’s Vested Share for a period not to exceed 12 months from the Member’s or Deferred Member’s date of death.

3. Effective March 28, 2005, the first paragraph of Section 11.2(b) is amended to read as follows:

(b) A Member or Deferred Member whose Vested Share, as of the Valuation Date corresponding to his or her application for distribution, exceeds $1,000 but does not exceed $5,000, may elect, in accordance with the administrative procedures and within the time period prescribed by the Committee, to receive his or her Vested Share in a lump sum payment. A Member or Deferred Member whose Vested Share, as of the Valuation Date corresponding to his or her application for distribution, exceeds $5,000, may elect, in accordance with the administrative procedures and within the time period prescribed by the Committee, to receive his or her Vested Share in one of the following optional forms:

4. Effective March 28, 2005, Subsection 11.3 is amended to read as follows:

11.3 Small Benefits. Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of all vested benefits if the value of the Vested Share of the Member’s Accounts as of the time the benefits are distributed amounts to $1,000 or less. The lump sum payment shall automatically be made as soon as administratively practicable following the Member’s Termination of Employment.

5. Effective March 28, 2005, Section 16.4 is amended to read as follows:

16.4 Inalienability of Benefits.

(a) Except as specifically provided in the Plan or as applicable law may otherwise require or as may be required under the terms of a Qualified Domestic Relations Order, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempts to do so shall be void, and no Plan benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the person entitled to the benefit. In the event that the Committee finds that any Member, Deferred Member, or Beneficiary who is or may become entitled to benefits hereunder has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any of his or her benefits under the Plan, except as specifically provided in the Plan or as otherwise required by applicable law, then the benefit shall cease and terminate, and in that event the Committee shall hold or apply the same to or for the benefit of the Member, Deferred Member, or Beneficiary who is or may become entitled to benefits hereunder, his or her spouse, children, parents or other relatives, or any of them.

(b) Notwithstanding the foregoing, payment shall be made in accordance with the provisions of a Qualified Domestic Relations Order.

Notwithstanding anything herein to the contrary, if the amount payable to an alternate payee under a Qualified Domestic Relations Order is $1,000 or less, the amount shall be paid in one lump sum as soon as practicable following the qualification of the order. If the amount exceeds $1,000, it may be paid as soon as practicable following the qualification of the order if the Qualified Domestic Relations Order so provides and the alternate payee consents thereto; otherwise it may not be payable before the earliest of (i) the Member’s Termination of Employment, (ii) the time the amount could be withdrawn under Article Ten, or (iii) the Member’s attainment of age 50.

6. Effective March 28, 2005, Subsection 18.8(b) is amended to read as follows:

(b) For purposes of determining whether a Member’s nonforfeitable account balance exceeds $1,000 under Sections 11.1(b), 11.1(c), 11.2(b), 11.3 and 16.4 of the Plan, the value of a Member’s nonforfeitable account balance shall be determined with regard to that portion of the account balance that is attributable to rollover distributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s nonforfeitable account balance as so determined is $1,000 or less, the Plan shall immediately distribute the Participant’s entire nonforfeitable account balance. For purposes of determining whether a Member’s nonforfeitable account balance exceeds $5,000 under Sections 11.2(b) and 11.10 of the Plan, the value of a Member’s nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover distributions (and earnings allocable thereto), as described in the first sentence of this Section.

This Fourth Amendment of ESI 401(k) Plan is executed this 15 day of April , 2005.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Nina Esbin
(Signature)

Nina Esbin
(Printed)

Sr. V.P., Human Resources
(Title)

ATTEST:

/s/ Jenny Yonce
(Signature)

Jenny Yonce
(Printed)

Mgr, Benefits & HRIS
(Title)